Exhibit 99.1

NEWS RELEASE

FibroGen Appoints Jeffrey Edwards to Board of Directors

SAN FRANCISCO, October 29, 2015 -- FibroGen, Inc. (“FibroGen”) (NASDAQ:FGEN), a research-based biopharmaceutical company, today announced that Jeffrey Edwards has been named to the company’s board of directors. Mr. Edwards is the former Executive Vice President, Finance and Business Development & Chief Financial Officer of Allergan, Inc.

“Jeff has a distinguished record as a pharmaceutical executive with extensive commercial, financial and public company management experience,” said Tom Neff, chief executive officer and chairman of the board at FibroGen. “His skill set is finely suited to FibroGen as we begin to plan with our partners for worldwide commercial efforts for roxadustat and the advancement of other core programs. On behalf of FibroGen and the Board of Directors, I welcome Jeff and look forward to drawing on his strategic, operational and financial judgment.”

Mr. Edwards joined Allergan in 1993 and, during his 21 years of service, held positions of increasing responsibility, including that of Chief Financial Officer from 2005 to 2014. He has been recognized by the Wall Street Journal as among the 25 Best CFOs. From 2003 to 2005, Mr. Edwards served as Allergan’s Corporate Vice President, Corporate Development and previously served as Senior Vice President, Treasury, Tax and Investor Relations. Prior to joining Allergan, Mr. Edwards was with Banque Paribas and Security Pacific National Bank, where he held various senior-level positions in the credit and business development functions. Mr. Edwards received a Bachelor of Arts degree in Sociology from Muhlenberg College and completed the Advanced Management Program at the Harvard Business School.

About FibroGen

FibroGen is a research-based biopharmaceutical company focused on the discovery, development and commercialization of novel therapeutics to treat serious unmet medical needs. The company utilizes its extensive experience in fibrosis and hypoxia-inducible factor (HIF) biology to generate development programs in multiple therapeutic areas. Its most advanced product candidate, roxadustat, or FG-4592, is an oral small molecule inhibitor of HIF prolyl hydroxylases, or HIF-PHs, in Phase 3 clinical development for the treatment of anemia in CKD. A second product candidate, FG-3019, is a monoclonal antibody in Phase 2 clinical development for the treatment of idiopathic pulmonary fibrosis (IPF), pancreatic cancer and liver fibrosis. For more information, please visit: www.fibrogen.com.

Contact

Greg Mann

FibroGen, Inc.

415-978-1433

gmann@fibrogen.com